Exhibit 99

Dillard’s Confirms Receipt of Director Nomination Proposal

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) confirmed today that it has received notice from Barington Capital Group, L.P. and Clinton Group, Inc., investment firms based in New York, that they are seeking to nominate four individuals for election to Dillard’s Board of Directors at Dillard’s 2008 annual meeting of shareholders.

The notice will be forwarded to the Executive Committee of the Company’s Board of Directors for review. At this time, no action by Dillard’s stockholders is necessary.

Over the past three years, Dillard’s has undertaken various measures to improve its operations and maximize shareholder value. Some of the key initiatives include:

  enhancing the merchandise assortment by adding upscale, contemporary and trend-right fashion from exciting brands that customers are seeking;
  building and editing exclusive merchandise for a full range of customers, from those seeking classic choices to more fashion-forward styles;
  utilizing information technology more effectively to manage inventory as well as to tailor merchandise selections specifically for each store; and
  returning, in the last fiscal year, more than $124 million to shareholders through dividends and share repurchases.

Dillard’s remains committed to addressing the challenges of the current retail environment, improving its operational performance and creating sustainable long-term value for all shareholders.

About Dillard’s

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

IMPORTANT INFORMATION:

Dillard’s, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with our upcoming 2008 annual meeting of stockholders. In connection with this meeting, Dillard’s, Inc. will file a proxy statement and accompanying white proxy card which will be used to solicit votes in favor of, among other things, its director nominees. Stockholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information, including information regarding the special interests of the directors and executive officers in the proposals that are the subject of the meeting. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Dillard’s, Inc. with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Dillard’s, Inc. Internet website at www.dillards.com or by writing to Dillard’s, Inc., 1600 Cantrell Rd, Little Rock, AR 72201. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834 toll-free or by email at info@innisfreema.com.

CONTACT:
Media:
Brunswick Group, 212-333-3810
or
Investor Relations:
Dillard’s, Inc.
Julie J. Bull
Director of Investor Relations
501-376-5965